Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Genaera Corporation	Sam Brown Inc. (Media Inquiries)
Investor Relations	Mike Beyer
(610) 941-5675	(773) 463-4211
www.genaera.com	beyer@sambrown.com

GENAERA CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS

Plymouth Meeting, PA — May 1, 2007 — Genaera Corporation (NASDAQ: GENR) today announced its financial results for the quarter ended March 31, 2007. The net loss for the quarter ended March 31, 2007 was $4.2 million, or $(0.04) per share basic and diluted, as compared to a net loss of $7.4 million, or $(0.11) per share basic and diluted, for the quarter ended March 31, 2006.

Genaera’s research and development expenses for the quarter ended March 31, 2007 were $3.5 million compared to $6.2 million for the same period in 2006. The decrease was primarily due to decreased clinical trial expenses related to EVIZON™ (squalamine lactate) due to the January 2007 announcement of the termination of the EVIZON™ clinical development program for the treatment of wet age-related macular degeneration.

Genaera’s general and administrative expenses for the quarter ended March 31, 2007 were $1.4 million compared to $1.6 million for the same period in 2006. The decrease was due principally to decreased indirect expenses as a result of decreased stock-based compensation expense.

The Company’s cash, cash equivalents and short-term investment balance was $29.7 million at March 31, 2007.

About Genaera

Genaera Corporation is a biopharmaceutical company focused on the development of innovative drug candidates in the areas of obesity, metabolic diseases and asthma. The Company is focusing on the development of trodusquemine (MSI-1436) as a treatment for obesity and the continuation of the anti-IL9 antibody program for the treatment of asthma. Genaera’s other compounds include LOMUCIN™, a mucoregulator to treat the overproduction of mucus and secretions involved in many forms of chronic respiratory disease; squalamine for the treatment of cancer; and LOCILEX™ (pexiganan acetate), a topical antimicrobial.

This announcement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, known and unknown. Forward-looking statements reflect management’s current views and are based on certain expectations and assumptions. You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “believe,” “continue,” “develop,” “expect,” “plan” and “potential” or other words of similar meaning. Genaera’s actual results and performance could differ materially from those currently anticipated and expressed in these and other forward-looking statements as a result of a number of risk factors, including, but not limited to: Genaera’s history of operating losses since inception and its need for additional funds to operate its business; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; the risk that clinical trials for Genaera’s product candidates may be delayed or may not be successful; the risk that Genaera may not obtain regulatory approval for its products, whether due to adequacy of the development program, the conduct of the clinical trials, changing regulatory requirements, different methods of evaluating and interpreting data, regulatory interpretations of clinical risk and benefit, or otherwise; Genaera’s reliance on its collaborators, in connection with the development and commercialization of Genaera’s product candidates; market acceptance of Genaera’s products, if regulatory approval is achieved; competition; general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industry; and the other risks and uncertainties discussed in this announcement and in Genaera’s filings with the U.S. Securities and Exchange Commission, all of which are available from the Commission in its EDGAR database at www.sec.gov as well as other sources. You are encouraged to read these reports. Given the uncertainties affecting development stage pharmaceutical companies, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Genaera does not intend (and it is not obligated) to publicly update, revise or correct these forward-looking statements or the risk factors that may relate thereto.

GENAERA CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31,
	2007	2006
Revenues	$207	$160

Costs and expenses:
Research and development	3,470	6,160
General and administrative	1,432	1,607

	4,902	7,767

Loss from operations	(4,695)	(7,607)
Interest income	367	240

Loss before Income taxes	(4,328)	(7,367)
Income tax benefit	147	—

Net loss	$(4,181)	$(7,367)

Net loss per share — basic and diluted	$(0.04)	$(0.11)

Weighted average shares outstanding — basic and diluted	104,655	68,800

CONDENSED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31, 2007	December 31, 2006
Cash and investments	$29,656	$33,806
Prepaid expenses and other current assets	1,315	629
Fixed assets, net	663	759
Other assets	56	56

Total assets	$31,690	$35,250

Current liabilities	$2,407	$2,427
Long-term liabilities	1,920	1,770
Stockholders’ equity	27,363	31,053

Total liabilities and stockholders’ equity	$31,690	$35,250